Exhibit 24.1

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that I, Harold Ebbighausen, of Westborough, Massachusetts, do hereby make, constitute and appoint, the Secretary and Treasurer of Iron Mountain Incorporated, as of this date being, respectively, Ernest W. Cloutier and John P. Lawrence, and the Assistant Secretaries of Iron Mountain Incorporated, as of this date being, Garry B. Watzke and Sarah Cammarata, acting singly, to be my lawful attorney-in-fact for me and to do any and all acts which I could do in connection with any filings required by Section 16 of the Securities Exchange Act of 1934, including, without limitation, the preparation, signing and filing of Forms 3, 4 and 5 (“Section 16 Filings”).

Among the powers granted to my attorney-in-fact are:

To prepare, sign and file with the Securities and Exchange Commission and the New York Stock Exchange the Section 16 Filings, in my name or stead, and any and all such further documents as he/she may deem necessary or advisable in order to carry out the required Section 16 Filings and the powers granted to him/her by these presents.

This Power of Attorney shall remain in effect until revoked by the undersigned in writing.

IN WITNESS WHEREOF, I have hereunto set my hand and seal this 17th day of November, 2010.

/s/ Harold Ebbighausen
Name: Harold Ebbighausen

STATE OF MASSACHUSETTS	)
) ss.
COUNTY OF SUFFOLK	)

Then personally appeared, before me, the aforesaid Harold Ebbighausen, who to me, acknowledged that the foregoing was his free act and deed,

Before me,

/s/ Maria Summa
Notary Public

My Commission Expires:  September 27, 2013